Exhibit 99.1

Jaguar Health and Dubai-based Seed Mena Enter

Collaboration Agreement for Equilevia, Jaguar’s Personalized,
Premium Product for Total Gut Health and Wellness in Horses

San Francisco, CA (December 14, 2017): Jaguar Health, Inc. (NASDAQ: JAGX) (Jaguar), a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis, announced today that it has entered into a collaboration agreement (the Agreement) with Seed Mena Businessmen Services LLC (SEED) for Equilevia™, Jaguar’s non-prescription, personalized, premium product for total gut health in equine athletes. Based in Dubai in the United Arab Emirates (UAE), SEED is affiliated with Seed Group, a diversified group of companies under the umbrella of The Private Office of His Royal Highness Sheikh Saeed Bin Ahmed Al Maktoum establishing strategic partnerships with multinational companies from around the globe in an aim to leverage Seed Group’s network to support potential business expansion in the MENA (Middle East and North Africa) region.

Equilevia™ contains ingredients isolated and purified from the medicinal Croton lechleri tree, which is sustainably harvested from the rainforest. Equilevia™ acts locally in the gut. Gut health is of critical importance in competitive horses, as conditions such as ulcers can meaningfully impair equine athlete performance, and colic can lead to the death of an otherwise healthy horse in a matter of hours. According to a third-party 2005 study, as many as 55% of performance horses have both colonic and gastric ulcers, and 97% of performance horses have either a gastric (87%) or a colonic (63%) ulcer.1

“In the Gulf economies, the traditional hobbies of local populations have become widespread activities—and nowhere is this more true than for horses, an age-old passion of the region’s Bedouin tribes. The modernization of the competitive equine industry in the UAE has mirrored the development of the nation, and the country has become a global leader in horse racing, equine endurance competitions, and other equine athletic activities,” commented Mohammed Al Banna, Senior Director,  International Ventures at Seed Group. “We look forward to capitalizing on SEED’s network and contacts in the private and public sector in the UAE as part of our strategic partnership with Jaguar to drive improved gut health management in these exquisite athletes through Equilevia™ awareness and sales in the region.”

In 2017, 7,399 horses and 1,437 “equine athletes” from the UAE Equestrian & Racing Federation, which supervises the organization of equestrian and racing activities in the UAE, are registered with The International Federation for Equestrian Sports, the international governing body of equestrian athletics. Approximately 2,000 active endurance-racing horses and 87 racing stables in the UAE were listed by the Emirates Equestrian Federation in 2012.

“The need for a personalized, premium product for total gut health in equine athletes was originally identified by the late Dr. Mike Hauser—Jaguar’s former chief veterinarian and the former head of the world-renowned Dubai Equine Hospital,” Lisa Conte, Jaguar’s president and CEO, stated. “Mike had an intimate understanding of the training conditions and value of equine health in the UAE, and he is frequently credited with being the primary force behind bringing leading-edge equine medicine and surgery to the Middle East. We’re very excited about a new potential approach for total gut health in competitive horses—and about our new partnership with SEED—and in the UAE region we plan to focus initial sales and collaborative efforts on particular stables, tailored to the particular equine husbandry practices of specific organizations and even individual high-end equine athletes. The terms of the Agreement reflect the financial impact we expect Equilevia™ to have on Jaguar’s business, with potentially hundreds to thousands of horses treated regularly to maintain wellness. We’re so pleased to have entered a collaboration intended to supplement our commercial human pharmaceutical business with a product designed for the most venerable participants in the sport of kings.”

Jaguar has tested Equilevia™ for safety and wellness in both racing horses and horses in training. The results of testing in actively racing horses resulted in more top placements and greater purses for horses given Equilevia™ than for horses on placebo, as well as observations of improved equine “wellness.”

According to the terms of the Agreement, Jaguar will pay SEED an ongoing percentage of revenue generated from any clients or partners introduced to Jaguar by SEED, and the agreed-upon revenue percentage increases after the first one-million dollars of revenue.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Canalevia™ is our lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Equilevia™ is Jaguar’s non-prescription product for total gut health in equine athletes. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription animal products. Mytesi®, Canalevia™, Equilevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that Jaguar and SEED will capitalize on SEED’s network and contacts in the private and public sector in the UAE and drive Equilevia™ awareness and sales in the region, a new potential approach for total gut health in competitive horses, the financial impact Jaguar expects Equilevia™ to have on the Company’s business, with potentially hundreds to thousands of horses treated regularly to maintain wellness, and planned, potential follow-on indications for Mytesi®. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

1Pellegrini FL. Results of a large-scale necroscopic study of equine colonic ulcers. J Equine Vet Sci. 2005;25(3):113-117.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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